Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 8 to Registration Statement (No. 333-173420) on Form S-1 of our report dated March 21, 2011, relating to our audits of the consolidated financial statements of 22nd Century Limited, LLC as of December 31, 2010 and 2009, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 21, 2011, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent of the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Freed Maxick & Battaglia, CPAs, PC

Buffalo, New York
September 19, 2011